As filed with the Securities and Exchange Commission on August 25, 2005

Registration No. 333-84620

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SEEBEYOND TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	95-4249153
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

SeeBeyond Technology Corporation

800 E. Royal Oaks Drive

Monrovia, California 91016

(626) 471-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Irma Villareal

Assistant Secretary

SeeBeyond Technology Corporation

800 E. Royal Oaks Drive

Monrovia, California 91016

(626) 471-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

(650) 493-9300

The Registration Fee was previously calculated and paid in connection with the filing of the Registration Statement on March 20, 2002.

No Exhibits are filed with this Post-Effective Amendment.

EXPLANATORY NOTE: DEREGISTRATION OF SHARES

The Registration Statement on Form S-8 (Registration No. 333-84620) (the “Registration Statement”) of SeeBeyond Technology Corporation (“SeeBeyond”), pertaining to the registration of shares of SeeBeyond’s common stock, par value $0.0001 per share (“SeeBeyond Common Stock”), for issuance under its 1998 Stock Plan, as amended and restated, and 2000 Employee Stock Purchase Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on March 20, 2002.

SeeBeyond, Sun Microsystems, Inc. (“Sun”) and Big Bear Acquisition Corporation, a wholly owned subsidiary of Sun (the “Purchaser”), entered into an Agreement and Plan of Merger dated as of June 27, 2005 (the “Merger Agreement”), pursuant to which, among other things, Purchaser would be merged with and into SeeBeyond, SeeBeyond would survive as a wholly owned subsidiary of Sun and each outstanding share of SeeBeyond Common Stock would be converted into the right to receive $4.25 (without interest) in cash (the “Merger”).

On August 25, 2005, SeeBeyond held a special meeting of stockholders at which SeeBeyond stockholders approved the Merger. The Merger became effective on August 25, 2005 (the “Merger Date”) following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, SeeBeyond has terminated all offerings of SeeBeyond Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by SeeBeyond in the Registration Statement to remove from registration, by means of a post-effective amendment, and pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended, any shares of SeeBeyond Common Stock which remain unsold at the termination of the offering, SeeBeyond hereby removes from registration all shares of SeeBeyond Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 25, 2005.

SEEBEYOND TECHNOLOGY CORPORATION

By:	/s/ Brian M. Martin
Brian M. Martin
President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on August 25, 2005:

Signature	Title
/s/ Brian M. Martin	President, Secretary and Director (Principal Executive Officer)
Brian M. Martin

/s/ Bret C. Schaefer	Vice President, Finance and Director (Principal Financial Officer)
Bret C. Schaefer